Exhibit 99.1

( BW)(TX-PROBEX-CORP)(PRB) Probex Reports Several Developments
Affecting Its Financial Condition

    Business Editors

    DALLAS--(BUSINESS WIRE)--Feb. 5, 2003--Probex Corp. (AMEX:PRB), a technology based, renewable resource company today reported several developments affecting its financial condition and provided an update concerning its efforts to obtain financing for the construction and start-up of its proposed Wellsville, Ohio reprocessing facility. As discussed in the company's most recent Annual Report on Form 10-KSB, the company has been working with the Swiss Re Group to evaluate its willingness to issue a new commitment to provide a technology and market risk facility as part of the project financing. The purpose of the technology and market risk facility is to protect potential project lenders from certain risks associated with funding the construction and start-up process. Swiss Re has now informed the Company that it will not provide a technology and market risk facility. Without this commitment, management believes that the probability of its obtaining financing for its Wellsville, Ohio facility has been reduced.
    The Company has approximately $26.4 million in debt that becomes due on February 28, 2003 and currently does not have the ability to pay this debt or its other obligations as they come due. Unless it receives significant additional funding from outside sources, the Company has insufficient cash and cash flow to permit it to continue operating for much longer. As previously disclosed, the Company is continuing to work with creditors in an effort to extend or restructure the debt that matures on February 28. The Company is also working with these creditors and other outside sources to attempt to obtain the additional funding required for it to continue operating. At the same time, the Company is evaluating any other options that may be available to it, including filing for protection from creditors under the bankruptcy code.
    The American Stock Exchange has recently informed the Company that a review of the Company's most recent Annual Report of Form 10-KSB indicates that the Company does not meet certain of the exchange's continued listing standards. For the Company to retain its listing on the American Stock Exchange, it, at a minimum, must file a plan by March 5, 2003, that demonstrates to the exchange that the Company will return to compliance with the exchange's listing standards within an 18 month period. In light of its current circumstances, the Company is continuing to evaluate whether it will seek to retain its listing on the American Stock Exchange by submitting a proposed compliance plan to the exchange by March 5, 2003. There can be no assurance that the Company will be able to retain its listing on the American Stock Exchange at this time regardless of whether it submits a plan.
    The Company recently reported in its Annual Report of Form 10-KSB that on December 6, 2002, it entered into a joint venture arrangement with two subsidiaries of a European company to build and operate used oil reprocessing facilities using our patented ProTerra technology in Europe. The first phase of the project involves the satisfaction of several commencement conditions, which must be fulfilled in order for the project to proceed to construction. The planned French facility is expected to cost the joint venture about $50 million to develop, build and startup. As part of the agreements creating the joint venture, the Company agreed to make an initial contribution of $159,300 reflecting 15% of the development expenses incurred as of October 31, 2002. The Company anticipates that approximately $1.9 million will be required to fund its equity share of the project through start-up and construction. The Company does not have enough funds to meet its obligations under the joint venture agreements and currently does not anticipate that it will be able to meet its obligations under these agreements in the future. The Company currently intends to attempt to terminate or restructure the joint venture agreements although there can be no assurance that it will be successful in its efforts to do so.
    In addition, as previously reported, the Company has two registration statements under review at the Securities and Exchange Commission. On November 26, 2002 the Company filed a registration statement with the Securities and Exchange Commission for a proposed public offering by Fusion Capital Fund II, LLC, of up to 16,923,077 shares of Probex common stock which were to be sold to Fusion Capital Fund II, LLC, under the terms of a previously announced common stock purchase agreement. In light of these developments, the Company believes it highly unlikely that it will be able to satisfy the conditions required for Fusion Capital's funding obligation to commence. A second registration statement was filed with the SEC on January 3, 2003 to register for resale 51,077,885 shares of common stock held by investors with registration rights that were triggered by the filing of the Fusion Capital registration statement. The Company believes that these developments effectively eliminate Fusion Capital as a potential source of funding and consequently will seek to withdraw both registration statements.

    About Probex

    Probex is a technology-based, renewable resource company that is engaged in the commercialization of its patented ProTerra(R) process. We have invested the majority of our resources since inception on research, development and commercialization of our patented ProTerra technology, which has the ability to reprocess used lubricating oil into products that we intend to market to commercial and industrial customers. For more information about Probex, visit the company's web site at: www.probex.com.

    THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE OUR SECURITIES. ANY OFFER OF SECURITIES MADE BY US OR ANY OTHER PERSON ON OUR BEHALF MAY BE MADE ONLY PURSUANT TO MATERIALS AND OTHER OFFERING DOCUMENTS PREPARED BY US AND DELIVERED TO QUALIFIED PURCHASERS EXPRESSLY FOR USE IN CONNECTION WITH SUCH PLACEMENTS, AND ANY SUCH OFFER SHALL BE MADE IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, SECTION 5 OF THE SECURITIES ACT OF 1933. THE SECURITIES OFFERED BY THE COMPANY WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION REQUIREMENTS.

    Certain statements contained herein may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company's management, as well as assumptions made beyond information currently available to the Company's management, and may be, but not necessarily are, identified by such words as expect, plan, anticipate, target, and goal. Because such "forward-looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include, among others, financial performance; the Company's ability to obtain financing for short-term and long-term working capital and its proposed plant development; failure to successfully or timely execute or conclude contracts and/or agreements; and market acceptance of the Company's products and technologies; and similar variables. Also refer to the cautionary statements contained in the most recent Form 10-KSB which may be obtained under "Investor Relations-SEC Filings" on the Company's web site or by writing or calling the Company at 15510 Wright Brothers Dr., Addison, TX 75001. 972-788-4772 x.127.

    --30--RR/da*

    CONTACT: Probex Corp., Dallas
             Investor Relations, 972/788-4772, Ext. 127